Exhibit 2.22

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”), dated as of September 10, 2014, between Petróleos Mexicanos (“Pemex”), having its principal office at Avenida Marina Nacional No. 329, Colonia Petróleos Mexicanos, Mexico D.F., 11311, Mexico, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Pemex Project Funding Master Trust (the “Master Trust”) and the Trustee previously have entered into an Indenture, dated as of July 31, 2000 (the “Original Indenture” and, as supplemented by (i) the First Supplemental Indenture, dated as of September 30, 2009 (the “First Supplemental Indenture”), among the Master Trust, Pemex and the Trustee pursuant to which Pemex assumed, as primary obligor, all of the obligations of the Master Trust, (ii) the Second Supplemental Indenture, dated as of June 24, 2014 (the “Second Supplemental Indenture”), (iii) this Third Supplemental Indenture and (iv) any further supplements thereto, the “Indenture”), providing for the issuance from time to time of unsecured bonds, debentures, notes and other evidences of indebtedness (the “Securities”) of Pemex to be issued in one or more series as provided in the Indenture;

WHEREAS, pursuant to Section 9.02 of the Original Indenture, Pemex and the Trustee may amend or supplement certain provisions, including Section 5.01(k), of the Indenture and the Securities with the consent of Holders of not less than a majority in aggregate principal amount of the then Outstanding Securities;

WHEREAS, Pemex desires to amend certain provisions of the Indenture;

WHEREAS, Pemex solicited the consent (“Consent”) of the Holder of the 3.500% Notes due 2023 (the “Yen-Denominated Series”) to a proposed amendment to the Indenture (the “Amendment”) in exchange for a payment to the Holder (the “Consent Fee”), and the Holder of at least a majority in aggregate principal amount of the Yen-Denominated Series (the “Required Consent”) duly consented to the Amendment pursuant to Section 9.02 of the Original Indenture;

WHEREAS, Pemex has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) a Board Resolution authorizing the execution of this Third Supplemental Indenture, (ii) evidence of the written consent of the Holder of not less than a majority in aggregate principal amount Outstanding of the Yen-Denominated Series and (iii) the Opinion of Counsel described in Section 9.03 of the Original Indenture;

WHEREAS, Pemex has duly authorized the execution and delivery of this Third Supplemental Indenture for the foregoing purposes;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Third Supplemental Indenture and to make this Third Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, Pemex has requested that the Trustee execute and deliver this Third Supplemental Indenture.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein and in the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are herein acknowledged, Pemex and the Trustee hereby agree, for the equal and ratable benefit of all Holders, as follows:

ARTICLE ONE

DEFINITIONS

Section 1.01. Defined Terms. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture, as supplemented and amended hereby. As used in this Third Supplemental Indenture, “Consent Fee Payment Date” shall mean such time as the Holder the Yen-Denominated Series shall have received payment of the applicable consent fee. All definitions in the Original Indenture shall be read in a manner consistent with the terms of this Third Supplemental Indenture.

ARTICLE TWO

AMENDMENT TO INDENTURE

Section 2.01. With respect to the Yen-Denominated Series, upon the occurrence of a Consent Fee Payment Date, the text of Section 5.01(k) shall be amended and restated in its entirety as follows:

Control: the Issuer shall cease to be a public-sector entity of the Government or the Government shall otherwise cease to control the Issuer or any Subsidiary Guarantor; or the Issuer or any of the Subsidiary Guarantors shall be dissolved, disestablished or shall suspend its respective operations, and such dissolution, disestablishment or suspension of operations is material in relation to the business of the Issuer and the Subsidiary Guarantors taken as a whole; or the Issuer, the Subsidiary Guarantors and entities that they control shall cease to be, in the aggregate, the primary public-sector entities which conduct on behalf of Mexico the activities of exploration, extraction, refining, transportation, storage, distribution and first-hand sale of crude oil and exploration, extraction, production and first-hand sale of gas; for purposes of this provision, the term “primary” shall refer to the production of at least 75% of the barrels of oil equivalent of crude oil and gas produced by public-sector entities in Mexico;

ARTICLE THREE

MISCELLANEOUS

Section 3.01. Effect of Supplemental Indenture. This Third Supplemental Indenture supplements the Original Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, and shall be a part, and subject to all the terms, thereof with respect to the Yen-Denominated Series. The Original Indenture, as supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture, is in all respects ratified and confirmed, and the Original Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Third Supplemental Indenture supersede any conflicting provisions included in the Original Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, as supplemented by this Third Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented by this Third Supplemental Indenture.

Section 3.02. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, except that all matters relating to the authorization and execution of this Third Supplemental Indenture and the Securities by Pemex will be governed by the laws of Mexico.

Section 3.03. Notices. All notices and communications hereunder shall be given in the manner set forth in Section 1.05 of the Indenture.

Section 3.04. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of this Third Supplemental Indenture.

Section 3.05. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them shall represent the same agreement.

Section 3.06. Liability of Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Pemex.

[SIGNATURE PAGE TO FOLLOW IMMEDIATELY]

IN WITNESS WHEREOF, the parties have caused this Third Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

PETRÓLEOS MEXICANOS

By:	/s/ CARLOS CARAVEO SÁNCHEZ
Name:	Carlos Caraveo Sánchez
Title:	Associate Managing Director of Finance of
Petróleos Mexicanos

[Signature page of Third Supplemental 2000 Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee
By:	Deutsche Bank National Trust Company

By:	/s/ JEFFREY SCHOENFELD
Name:	Jeffrey Schoenfeld
Title:	Assistant Vice President

By:	/s/ KENNETH R. RING
Name:	Kenneth R. Ring
Title:	Vice President

[Signature page of Third Supplemental 2000 Indenture]